                                  EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors of CorVu Corporation:


We consent to the use of our report incorporated by reference in this Form S-8.

Our report dated September 18, 2000 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a working capital deficiency and has a stockholders' deficit which raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                /s/ KPMG LLP



Minneapolis, Minnesota
September 28, 2001